UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 2, 2008
(Date of report; date of earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware	20-1770738
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On July 2, 2008, GMAC and ResCap entered into an agreement pursuant to which GMAC Commercial Finance will acquire 100% of ResCap’s resort finance business, including its subsidiary, RFC Resort Funding, LLC (collectively, the “Resort Finance business”), for a cash purchase price equal to the fair market value of the business. The fair market value of the Resort Finance business will be determined by an independent, third-party valuation. On June 3, 2008, ResCap received an initial deposit of $250 million, representing estimated net proceeds related to this transaction. If the fair value is independently determined to generate net proceeds which are greater or less than the initial deposit after adjustment for normal business activity in the month prior to closing, GMAC Commercial Finance and ResCap will promptly settle the difference between such amounts. As of May 31, 2008, the carrying value of the Resort Finance assets was $1,478 million; and, as of May 31, 2008, outstanding indebtedness under the GMAC secured credit facility was $730 million and outstanding indebtedness under a third-party credit facility was $375 million. The purchase agreement contains representations, covenants and indemnities that are customary for similar types of transactions and consummation of the purchase of the Resort Finance business is subject to customary closing conditions. This transaction is expected to close on July 30, 2008.
The Resort Finance business is not part of the primary collateral securing the senior secured credit facility with GMAC or the notes issued in ResCap’s private exchange offers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC (Registrant)
Dated: July 9, 2008	/s/ James N. Young
James N. Young
Chief Financial Officer